Exhibit 99.1

National Interstate Corporation Announces Formation of Special Committee
to Review Proposal by American Financial Group, Inc.

Richfield, Ohio, April 6, 2016 - National Interstate Corporation (Nasdaq: NATL; National Interstate) announced that its board of directors appointed a special committee to consider the March 7, 2016, proposal from American Financial Group, Inc. (NYSE: AFG) to acquire all of the outstanding common shares of National Interstate not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company, for $30.00 per share in cash.

The special committee is comprised of the following National Interstate directors: Norman L. Rosenthal (Chair), I. John Cholnoky, Patrick J. Denzer, Donald W. Schwegman, and Alan R. Spachman.

Willkie Farr & Gallagher LLP will serve as the independent legal advisor to the special committee to assist in its review of the proposed transaction.

About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which offers products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).

Contact:
Gary Monda
Vice President & Chief Investment Officer
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com